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                                   EXHIBIT 8.1

                                  May 14, 2003

Resource America, Inc.
1845 Walnut Street
Philadelphia, PA  19103

Ladies and Gentlemen:

         We have acted as counsel to Resource America, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing of a registration statement, and any amendments thereto (the "Registration Statement"), on Form S-3 (Registration No. 333-103085), filed with the Securities and Exchange Commission ("SEC") with respect to the cash offering (the "Offering") by the Company of its 12% Senior Notes due 2008 (the "New Notes"). We have also acted as counsel to the Company's subsidiaries listed on the front cover of the Registration Statement. You have requested our opinion requiring certain U.S. federal income tax matters in connection with the Offering.

         The discussion set forth in the Registration Statement under the caption "Material United States Federal Income Tax Consequences," constitutes our opinion of with respect to the material federal income tax considerations (and ERISA considerations) under presently applicable United States federal income tax law of the Offering and the ownership and disposition of the Original Notes and the New Notes to the holders described therein, constitutes our opinion.

         The foregoing opinion is limited to the U.S. federal income tax matters addressed in the Registration Statement, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name as it appears under the caption "Legal Matters." In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the SEC.


                                                     Very truly yours,

                                                     Ledgewood Law Firm, P.C.
                                                     ------------------------
                                                     LEDGEWOOD LAW FIRM, P.C.